                                                                   EXHIBIT 10.28

August 14, 1998

Mr. Gunnar Gooding

Dear Gunnar:

We are pleased to offer you the position of Vice President, General Counsel, reporting directly to me. We anticipate your start date to be on September 14, 1998, and your starting salary will be $170,000. Also, you will receive an annual MBO potential of $100,000 as follows:

                  COST SAVINGS                       BONUS EARNED
                  ------------                       ------------
                    $200,000                            $50,000
                    $400,000                            $70,000
                    $600,000                            $80,000
                    $800,000                           $100,000

You will receive a $300/month car allowance including reimbursement for gas receipts, and phone reimbursement up to $200/month.

Pending approval of the Compensation Committee of the Board of Directors, you will also receive 12,000 stock options valued as of today ($18.63/share). These options will vest over a five year period at 20% a year. After six months of employment, you may also participate in the Remedy Stock Purchase Plan.

You will be eligible for Remedy's Executive Health Benefits Program, which includes a fully paid Health Plan, a $5,000 Medical Reimbursement Program, a $100,000 Whole Life Insurance Policy and a Long Term Disability Plan, beginning the 1st of the month, 90 days from your start date. Remedy will reimburse you for all costs incurred by you to continue your old benefits plan (COBRA), until your Remedy benefits begin. Also, you will be eligible to participate in the Executive Deferred Compensation Plan. Also, you will be eligible for three weeks vacation per year. Additionally, should Remedy be purchased, acquired or merged, and as a result, you are terminated at no fault of your own within one year of that activity, you will be provided one-year severance of base and bonus.

This offer is contingent on appropriate references. We are looking forward to your being an integral part of the Remedy team.

Sincerely,




Jeff Elias                                Accepted By:
Senior Vice President
HR and Administration                     /s/ GUNNAR GOODING     August 14, 1998
                                          --------------------------------------
JE/mw                                     Gunnar Gooding             Date

cc:      Paul Mikos, President and CEO
         Bob McDonough, Chairman